SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          ----------------------------

                                  SCHEDULE 13G

                  INFORMATION STATEMENT PURSUANT TO RULE 13d-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               Pivotal Corporation
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                                (Name of Issuer)



                                  Common Shares
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                         (Title of Class of Securities)



                                   72581R 10 6
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                                 (CUSIP Number)


                                 August 4, 1999
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

CUSIP No.                              13G                     Page 2 of 5 Pages
72581R 10 6

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1     Name Of Reporting Persons
      I.R.S. Identification Nos. Of Above Persons
      Keith R. Wales
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2     Check The Appropriate Box If A Member Of A
        Group (See Instructions)                                     (a) |_|
                                                                     (b) |_|
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3     SEC Use Only
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4     Citizenship Or Place Of Organization
      Canadian
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                5     Sole Voting Power
 NUMBER OF            1,225,800
                ----------------------------------------------------------------
  Shares        6     Shared Voting Power
Beneficially          0
                ----------------------------------------------------------------
 Owned By       7     Sole Dispositive Power
   Each               1,225,800
                ----------------------------------------------------------------
 Reporting      8     Shared Dispositive Power
Person With           0
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9     Aggregate Amount Beneficially Owned By Each Reporting Person
      1,225,800
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10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
        (See Instructions)

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11    Percent Of Class Represented By Amount In Row 9
      6.1%
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12    Type Of Reporting Person (See Instructions)
      IN
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CUSIP No.                              13G                     Page 3 of 5 Pages
72581R 10 6
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Item 1  (a).  Name of Issuer:
              Pivotal Corporation

Item 1  (b).  Address of Issuer's Principal Executive Offices:
              300 - 224 West Esplanade, North Vancouver, British Columbia, Canada V7M 3M6

Item 2  (a).  Name of Person Filing:
              Keith R. Wales

Item 2  (b).  Address of Principal Business Office or, if None, Residence:
              300 - 224 West Esplanade, North Vancouver, British Columbia, Canada V7M 3M6

Item 2  (c).  Citizenship:
              Canadian

Item 2  (d).  Title of Class of Securities:
              Common Shares

Item 2  (e).  CUSIP Number:
              72581R 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

          (a)  |_| Broker or dealer registered under Section 15 of the Act,

          (b)  |_| Bank as defined in Section 3(a)(6) of the Act,

          (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act,

          (d)  |_|  Investment   Company  registered  under  Section  8  of  the
               Investment Company Act,

          (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

          (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

          (g)  |_|   Parent   Holding   Company,   in   accordance   with   Rule
               13d-1(b)(ii)(G);

          (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

          (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.                              13G                     Page 4 of 5 Pages
72581R 10 6
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Item 4.   Ownership.

          (a)  Amount beneficially owned:
                1,225,800

          (b)  Percent of class:
                6.1%

          (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote
                        1,225,800; includes 428,572 shares held of record by Daybreak Software Inc., a holding company owned solely by Mr. Wales, of which Mr. Wales has sole voting power

              (ii)  Shared power to vote or to direct the vote
                        0

              (iii) Sole power to dispose or to direct the disposition of
                        1,225,800

              (iv)  Shared power to dispose or to direct the disposition of
                        0

Mr. Wales disclaims beneficial ownership of any shares held by his former spouse, Patricia Wales

Item 5.   Ownership of Five Percent or Less of a Class.

          If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                Not applicable

Item 8.   Identification and Classification of Members of the Group.
                Not applicable

Item 9.   Notice of Dissolution of Group.
                Not applicable

Item 10.  Certification.
                Not applicable

CUSIP No.                              13G                     Page 5 of 5 Pages
72581R 10 6
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        /s/ Keith R. Wales
                                        ---------------------------------------
                                        Keith R. Wales

                                        Date:  February 14, 2000